EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 Three Months Ended
                                                Mar. 31       Mar. 31
                                                 2000          1999
                                               --------      --------
                                               (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $26,733       $27,585
Amortization of capitalized interest                608           608
Interest expense                                  7,222         6,656
Interest portion of rental expense                  598           529
                                               --------      --------
Earnings                                        $35,161       $35,378
                                               ========      ========

Interest                                        $ 7,586       $ 7,530
Interest portion of rental expense                  598           529
                                               --------      --------
Fixed Charges                                   $ 8,184       $ 8,059
                                               ========      ========

Ratio of Earnings to Fixed Charges                 4.30          4.39
                                               ========      ========